EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-160002, 33-59080, 333-62739, 333-138245, 333-206244 and 333-249761) on Form S-8 of Minerals Technologies Inc. of our reports dated February 18, 2022, with respect to the consolidated balance sheets of Minerals Technologies Inc. as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2021 which reports appear in the Form 10-K of Minerals Technologies Inc. dated February 18, 2022.

/s/ KPMG LLP

New York, New York
February 18, 2022